EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts: Jeff Young Media Relations Akamai Technologies 617-444-3913 jyoung@akamai.com	—or—	J.C. Raby Investor Relations Akamai Technologies 617-444-2555 jraby@akamai.com

COURT AWARDS AKAMAI BROAD PERMANENT INJUNCTION
AGAINST CABLE & WIRELESS

Cable & Wireless ordered to immediately and permanently shut down
Digital Island Footprint 2.0 service

CAMBRIDGE, Mass. – August 22, 2002 – Akamai Technologies, Inc. (NASDAQ: AKAM) today announced that the Federal District Court in Boston has enjoined Cable & Wireless Internet Services, Inc. from making, using, selling, offering for sale, or importing into the United States, the patented inventions of Claims 1, 3, 5, and 9 of U.S. Patent No. 6,108,703, and from active inducement of infringement of these claims. The Court’s Order requires Cable & Wireless to shut down Digital Island’s Footprint 2.0 service as configured and described at trial. That service was recently rebranded under the Exodus name.

“This major victory vindicates our patent rights and the value of Akamai’s industry-leading technology,” said George Conrades, chairman and CEO of Akamai. “We will now turn our attention to seeking full compensation from Cable & Wireless for the long-standing infringement of this patent.”

“The injunction is very broad, and we do not believe that Cable & Wireless’s post-trial attempts to design around these claims have succeeded,” added David Judson, Akamai’s patent counsel. “If Cable & Wireless continues to operate its infringing content delivery service, we will seek to hold them in contempt of the Court’s Order.”

About Akamai

Akamai is the leading provider of edge computing solutions, delivering secure content and distributed applications across the Internet, intranets, and extranets. These solutions enable customers to achieve optimal results from their e-business initiatives, thereby reducing the cost of ownership, improving return on investment, and creating new revenue streams. Akamai’s globally distributed edge computing platform comprises more than 12,900 servers in more than 1,000 networks in 66 countries, ensuring the highest levels of availability, reliability, and performance. Headquartered in Cambridge, Massachusetts, Akamai provides services and world-class customer care to hundreds of successful enterprises, government entities, and leading e-businesses worldwide. For more information, visit www.akamai.com.

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Akamai Statement Under the Private Securities Litigation Reform Act

The release contains information about future expectations, plans and prospects of Akamai’s management that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors including, but not limited to, the dependence on Akamai’s Internet content delivery service, a failure of its network infrastructure, the complexity of its service and the networks on which the service is deployed, the failure to obtain access to transmission capacity, our ability to protect our intellectual property rights and inventions from third party challenges and other factors that are discussed in the Company’s Annual Report on Form 10-K and other documents periodically filed with the SEC.

©2002 Akamai Technologies, Inc.

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